PROSPECTUS SUPPLEMENT (To Prospectus dated February 8, 2011)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-171319

Exchange Offer for

$120,000,000

Incomex, Inc.

13 1/4% Second Priority Senior Secured Notes due 2014

Guaranteed by Intcomex Holdings, LLC, Intcomex Holdings SPC-I, LLC, Software Brokers of America, Inc.,

FORZA Power Technologies LLC, KLIP Xtreme LLC and NEXXT Solutions LLC.

We are extending our offer to exchange up to $120,000,000 in aggregate principal amount of our new 13 1/4 Second Priority Senior Secured Notes due 2014 for a like principal amount of our currently outstanding 13 1/4 Second Priority Senior Secured Notes due 2014.

The exchange offer was originally scheduled to expire at 5:00 p.m., New York City time, on March 9, 2011, but the expiration date for the exchange offer has now been extended to 5:00 p.m., New York City time, on March 11, 2011. Holders that have validly tendered their original notes in the exchange offer do not need to take further action. Holders that have not validly tendered their original notes but wish to accept the exchange offer must complete all actions required to validly tender their original notes no later than the expiration date, as extended.

The information set forth in this prospectus supplement is incomplete and should be read in conjunction with the information contained in the prospectus dated February 8, 2011.

Except for the extension of the expiration date, no terms of the exchange offer have been changed.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

March 10, 2011